Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 31, 2015 (the “Effective Date”), is by and between Diligent Board Member Services, Inc., a Delaware corporation (the “Company”) and Brian Stafford (“Executive”).  Certain other capitalized terms used herein are defined in Section 7.17 below and throughout this Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer and Executive desires to be so employed by the Company; and

WHEREAS, the Company and Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and Executive with respect to Executive’s employment with the Company and certain restrictions on Executive’s conduct benefiting the Company during such time and thereafter, all as set forth herein; and

WHEREAS, the Company and Executive have entered into the Company’s standard form of director and officer indemnity agreement concurrently herewith.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intended to be legally bound hereby, agree as follows:

ARTICLE 1
TERM OF AGREEMENT AND EMPLOYMENT

Section 1.1.                                 Employment and Acceptance.  During the Term (as defined in Section 1.2 below), the Company shall employ Executive, and Executive shall accept such employment and serve the Company, subject to the terms of this Agreement.

Section 1.2.                                 Term.  The term of Executive’s employment hereunder shall commence on the Effective Date and shall continue until the termination of Executive’s employment hereunder by either party pursuant to the provisions of ARTICLE 5 herein (the “Term”).

ARTICLE 2
TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1.                                 Title.  During the Term, the Company shall employ Executive to render full-time services to the Company, and Executive hereby accepts such employment.  During the Term, Executive shall serve in the capacity of President and Chief Executive Officer, subject to the terms of this Agreement.

Section 2.2.                                 Duties.  Subject to the direction and authority of the Board of Directors of the Company (the “Board”), Executive will have the authority to perform and will perform such executive duties customarily performed by a president and chief executive officer of a company in similar lines of business as the Company, including such duties as may be assigned by the Board.  Executive shall report to, and be subject to the lawful direction of, the Board.  Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of President and Chief Executive Officer of the Company, as the Board shall from time to time direct.  Executive may not engage, directly or indirectly, in any other business, investment or other activity that interferes with Executive’s performance of his duties and responsibilities hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Executive’s business time.  The foregoing notwithstanding, the parties recognize and agree that Executive may manage his passive personal investments and engage in civic, charitable or religious activities that (in each case) do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties and responsibilities hereunder.  Executive may not serve on the board of directors (or similar governing body) of any entity other than the Company or its subsidiaries during the Term without the prior written approval of the Board.

Section 2.3.                                 Other Positions.  During the Term, upon determination of the Board, Executive may be appointed as an officer and/or nominated for election to any governing body of any subsidiary of the Company for no additional compensation.

Section 2.4.                                 Compliance With Policies, etc.  During the Term, Executive shall adhere to the Company’s written policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended, including, but not limited to, the Company’s Code of Conduct.

Section 2.5.                                 Location.  Executive shall perform his services principally at the Company’s headquarters in New York City.  Notwithstanding the foregoing, Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3
COMPENSATION

Section 3.1.                                 Base Compensation.  During the Term, the Company shall pay Executive a base salary at the annualized rate of $500,000, which shall be subject to withholding and customary deductions and be payable in equal installments in accordance with the Company’s then-customary payroll practices for its executives (the “Base Salary”), and may be increased at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

Section 3.2.                                 Annual Bonus.  In addition to the Base Salary, Executive shall be eligible for an annual cash bonus (the “Bonus”) for each fiscal year completed during the Term in an amount determined by the Compensation Committee in its sole discretion based on the achievement of performance targets established by the Compensation Committee.  Executive’s target annual bonus shall not be less than $500,000, payable at one hundred percent (100%) achievement of all applicable performance targets for the year, as determined by the Compensation Committee in its sole discretion.  In addition, Executive shall be permitted to earn a lesser or greater Bonus for performance levels below or above the targets for a fiscal year as established by the Compensation Committee, based on the same criteria made available to the

Company’s other executive officers; provided, that if the minimum performance targets for a fiscal year as established by the Compensation Committee are not satisfied, no Bonus will be payable for such fiscal year.  Any Bonus payable hereunder shall be paid in the fiscal year following the fiscal year to which such Bonus relates and within thirty (30) days following completion of the Company’s annual financial audit, subject to Executive’s continued employment with the Company at the time of payment.  The Bonus for fiscal 2015 performance shall be no less than $250,000, notwithstanding the achievement of applicable performance goals set by the Compensation Committee, with such minimum amount payable ninety (90) days following the Effective Date, subject to Executive’s continued employment with the Company at the time of payment, and the remainder of the Bonus for fiscal 2015 performance (if any) payable in 2016 within thirty (30) days following completion of the Company’s annual financial audit, subject to Executive’s continued employment with the Company at the time of payment.

Section 3.3.                                 Sign-On Bonus.  Executive shall be eligible for a sign-on bonus of $100,000 (the “Sign-On Bonus”).  The Sign-On Bonus is payable ninety (90) days following the Effective Date, subject to Executive’s continued employment with the Company at the time of payment.

Section 3.4.                                 Equity Awards.  The Board and/or the Compensation Committee (or a subcommittee thereof) has approved, effective upon Executive’s commencement of services hereunder, an equity incentive grant to Executive pursuant to the Company’s 2013 Incentive Plan (the “Plan”) consisting of (i) 450,000 Restricted Share Units (as defined in the Plan) covering shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), pursuant to the Plan (the “Restricted Share Units”) and (ii) a performance-based Restricted Share Unit Award granting Executive up to 450,000 shares of Common Stock upon the achievement of Performance Goals (as defined in the Plan) pursuant to the Plan.  The Awards shall be documented in Award Agreements (as defined in the Plan) between the Company and Executive in the forms attached as Exhibit A-1 and Exhibit A-2 hereto.

ARTICLE 4
BENEFITS AND EXPENSES

Section 4.1.                                 Benefit Plans.  Executive shall be entitled to participate in all benefit plans (excluding severance plans, if any) generally available to other senior executives of the Company on the same basis and to the same extent as other senior executives.  Executive shall be entitled to paid vacation on the same basis generally available to other senior executives of the Company, but no less than 21 days of paid vacation annually during the Term (pro rated for partial years), which Executive shall take during such times as shall be consistent with Executive’s responsibilities.

Section 4.2.                                 Expense Reimbursement.  The Company shall reimburse Executive during the Term, in accordance with the Company’s policies, for out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder.  In order to receive such reimbursement, Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies.

ARTICLE 5
TERMINATION OF EMPLOYMENT

Section 5.1.                                 Termination Without Cause or Resignation For Good Reason.

(a)         The Company may terminate Executive’s employment hereunder at any time without Cause (other than by reason of Disability) upon thirty (30) days written notice to Executive.  Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the definition thereof.

(b)         If Executive’s employment is terminated pursuant to Section 5.1(a), the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except:

(i)                         the Company shall pay to Executive the Accrued Obligations;

(ii)                      the Company shall pay to Executive (A) an amount equal to the Executive’s Base Salary (as in effect immediately prior to the date of termination) and (B) $500,000, which amounts shall be payable, subject to Section 5.1(d) and Section 5.5, in equal installments over the twelve (12) month period following the Termination Date in accordance with the Company’s then-customary payroll practices for executives;

(iii)                   Executive shall be entitled to exercise outstanding options and, if exercisable, other equity-based awards granted by the Company to Executive in accordance with the terms of the applicable incentive plan and award agreements; and

(iv)                  subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide for continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive for a period of twelve (12) months at the Company’s expense, provided that Executive is eligible and remains eligible for COBRA coverage.

(c)          Notwithstanding the provisions of Section 5.1(b)(ii), in the event a termination covered by Section 5.1(a) occurs (A) during the six (6) month period prior to a Change in Control that is initiated by the Company in contemplation of the Change in Control, then the provisions of Section 5.1(b)(ii) shall apply, except that upon the occurrence of a Change in Control within six (6) months following the Termination Date, the Company shall, subject to Section 5.1(d) and Section 5.5, pay to Executive the balance of the unpaid amounts due pursuant to Section 5.1(b)(ii); plus (x) an amount equal to the difference between the amount equal to eighteen (18) months of Executive’s Base Salary as in effect immediately prior to the date of termination and the amount equal to the Executive’s Base Salary (as in effect immediately prior to the date of termination) and (y) $250,000, which amounts shall be paid in a single lump sum on or within 60 days following the date of the Change in Control; or (B) on the date of a Change in Control or during the six (6) month period following a Change in Control, the amounts payable pursuant to Section 5.1(b)(ii) (of which the amount payable pursuant to clause (A) thereof shall be increased to be an amount equal to eighteen (18) months of Executive’s Base Salary as in effect immediately prior to the date of termination and the amount payable pursuant to clause (B) thereof shall be increased to be $750,000) shall all be paid in a single lump sum on or within sixty (60) days following the Termination Date; and in each case, (whether subsection (A) or (B) above applies) the length of Executive’s continuation coverage under COBRA pursuant to Section 5.1(b)(iv) shall be extended to last for a period of eighteen (18) months rather than twelve (12) months.

If the sixty (60) day period referred to in the preceding sentence begins in one calendar year and ends in another, the lump sum payment shall, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), be paid in such second calendar year (and for sake of clarity not later than sixty (60) days after the Executive’s termination of employment).

(d)         With the exceptions of the Accrued Obligations, the Company’s payment of the amounts set forth in Section 5.1(b)(ii) or Section 5.1(c)(i), if applicable (the “Severance Payments”), and the benefits provided in Section 5.1(b)(iv), or Section 5.1(c), if applicable, shall be contingent upon Executive executing the Release described in Section 7.12 below, which must be executed by Executive and become  non-revocable by Executive within sixty (60) days after the Termination Date.  Subject to Section 5.5 hereof, the payments pursuant to Section 5.1(b)(ii) shall commence on the first regular payroll date of the Company that occurs after the date that is sixty (60) days after the Termination Date, and the first such payment shall include the cumulative amount of payments that would have been paid to Executive during the period of time between the Termination Date and the commencement date had such payments commenced immediately following the Termination Date.  With the exception of the Accrued Obligations, the Company shall have no obligation to provide the Severance Payments in the event that Executive breaches the provisions of ARTICLE 6 of this Agreement.

Section 5.2.                                 Termination for Cause; Voluntary Termination; Expiration of Term.

(a)         The Company may terminate Executive’s employment hereunder at any time for Cause upon written notice to Executive.  Executive may voluntarily terminate his employment hereunder at any time without Good Reason upon sixty (60) days prior written notice to the Company.

(b)         If Executive’s employment is terminated pursuant to Section 5.2(a), Executive shall, in full discharge of all of the Company’s obligations to Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to Executive, the Accrued Obligations.

Section 5.3.                                 Termination Resulting from Death or Disability.

(a)         As the result of any Disability suffered by Executive, the Company may, upon thirty (30) days prior written notice to Executive, terminate Executive’s employment under this Agreement.  Executive’s employment shall automatically terminate upon his death.

(b)         If Executive’s employment is terminated pursuant to Section 5.3(a), Executive or Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to Executive or Executive’s estate, as the case may be, the Accrued Obligations.

Section 5.4.                                 Removal from any Boards and Position.  If Executive’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action, deed or notice) to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from all other positions with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

Section 5.5.                                 409A Compliance.  All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified, as the case may be, in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B).  If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction.  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

ARTICLE 6
NON-COMPETITION, CONFIDENTIALITY AND
 NON-SOLICITATION COVENANTS

Section 6.1.                                 Non-Competition, Confidentiality, etc.

(a)         Executive acknowledges that Executive’s employment hereunder will provide Executive with access on a continual basis to confidential and proprietary information concerning the Business, the Company and its Affiliates, which is not readily available to the public and that the Company would not enter into this Agreement but for the covenants (the “Restrictive Covenants”) contained in this ARTICLE 6 and the Company’s Assignment of Inventions, Non-Disclosure and Non-Solicitation Agreement, attached hereto as Exhibit B (“Non-Disclosure Agreement”), which shall be executed on the Effective Date by Executive.

(b)         To the extent permitted by applicable law, in consideration for the salary and other payments to be provided to Executive pursuant to this Agreement, during the Term and, for a period of either (i) twelve (12) months thereafter, or (ii) eighteen (18) months thereafter in the event a termination occurs on the date of a Change in Control or during the six (6) month period following a Change in Control (the Term and such twelve (12) or eighteen (18) month period, the “Restricted Period”), Executive agrees not to directly or indirectly, whether as an officer, employee, agent, partner, owner, lender, investor, consultant or otherwise, anywhere in the world compete with the Business or engage in the Business for his own account or for the account of any other person or entity, provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any entity which are traded on any national securities exchange, if Executive is not a controlling person of, or a member of a group which controls, such entity, and in any event, does not, directly or indirectly, beneficially own two percent (2%) or more of any class of securities of such publicly traded entity.

(c)          The Restricted Period shall be extended for an amount of time equal to the time period during which Executive was in violation of any provision of this ARTICLE 6 and shall continue through any action, suit or proceedings arising out of or relating to this ARTICLE 6.

(d)         This ARTICLE 6 and the Non-Disclosure Agreement shall survive any termination or expiration of this Agreement or the Term.

Section 6.2.                                 Reasonableness; Injunction.  Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this Agreement and the Non-Disclosure Agreement, (ii) the Restrictive Covenants are reasonable in scope and in all other respects, (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company, (iv) money damages would be an inadequate remedy at law for the Company in the event of a breach of any of the Restrictive Covenants by Executive, (v) specific performance in the form of injunctive relief would be an adequate remedy for the Company, and (vi) the Restrictive Covenants shall be deemed a series of independent covenants in each jurisdiction in which they apply, and the invalidity or impairment of any Restrictive Covenant in any one such jurisdiction shall not affect the enforceability of the Restrictive Covenants in each and every other jurisdiction.  If Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.  In addition, the Company shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection with enforcing its rights under this Agreement and the Non-Disclosure Agreement.  Executive further agrees that a copy of a summons and complaint seeking the entry of an order to enforce its rights hereunder may be served upon Executive by certified mail, return receipt requested, at the address set forth in Section 7.5 below or at any other address which Executive shall designate in accordance with Section 7.5.

Section 6.3.                                 Nondisparagement.  Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and its subsidiaries, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns (the “Protected Parties”).  The Company agrees that it will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning Executive.

ARTICLE 7
GENERAL PROVISIONS

Section 7.1.                                 Expenses.  Within thirty (30) days upon presentation of appropriate documentation, the Company shall pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement, up to a maximum of $20,000.  Notwithstanding the foregoing to the contrary, the prevailing party in any dispute under this Employment Agreement shall be entitled to recover from the losing party all fees, expenses and costs (including without limitation, attorneys’ fees and expenses) incurred by the prevailing party in connection with such dispute.

Section 7.2.                                 Key-Man Insurance.  Upon the Company’s request, Executive shall reasonably cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-man life insurance policy on the life of Executive in which the Company is named as the beneficiary.

Section 7.3.                                 Entire Agreement.  This Agreement when executed, contains a complete statement of all of the terms of the arrangements between Executive and the Company with respect to Executive’s employment by the Company and supersedes any and all other agreements and understandings, whether oral or in writing, between the parties hereto with respect to the subject matter hereof.  Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein.  No agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 7.4.                                 No Other Contracts.  Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance by Executive of his duties and obligations hereunder give rise to any claim or charge against either Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which Executive is a party or by which Executive is bound.  Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.  Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by Executive in this Section 7.4.

Section 7.5.                                 Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, sent by electronic mail (e-mail) or sent by nationally recognized overnight courier service (with next business day delivery requested).  Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon written receipt of transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication.  Any such notice or communication shall be addressed as follows:

If to the Company, to:

Diligent Board Member Services, Inc.

1385 Broadway, 19th Floor

New York, New York 10018

Attn: Corporate Secretary

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone:  212.419.5843

Facsimile:  973.535.3357

E-mail: mmakinen@lowenstein.com

Attn: Marita A. Makinen, Esq.

If to Executive, to:

Brian Stafford

[•]

With a copy to:

Arnold & Porter LLP

555 Twelfth Street, NW

Washington, D.C. 20004

Telephone: (202) 942-5895

Facsimile: (202) 942-5999

Attn: Joshua F. Alloy, Esq.

E-mail: josh.alloy@aporter.com

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

Section 7.6.                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

Section 7.7.                                 Waiver.  Either party may waive compliance by the other party with any provision of this Agreement.  The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

Section 7.8.                                 Severability.  If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 7.9.                                 Counterparts.  This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart.  Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 7.10.                          Advice of Counsel.  Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 7.11.                          Assignment.  This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns.  This Agreement is personal to Executive, and Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 7.12.                          Release.  Notwithstanding anything to the contrary in this Agreement, except in the case of a termination pursuant to Executive’s death, Executive shall not be entitled to receive any post-employment compensation pursuant to Section 5.1(b)(ii), Section 5.1(b)(iv) or Section 5.1(c) hereof, as applicable, unless prior to the receipt of such compensation, Executive executes and delivers to the Company a release, in form and substance mutually agreeable to the Executive and the Company under which Executive releases and discharges the Company and its subsidiaries and Affiliates and each of their respective officers, directors, shareholders, partners, managers, agents, employees and other related parties, from any claims and causes of action of any kind, including, but not limited to, claims and causes of actions arising out of Executive’s employment or termination of employment, but excluding claims and causes of action arising solely out of the obligations of the Company to make payments or provide benefits to Executive after the termination of such employment pursuant to the express provisions of the Agreement.

Section 7.13.                          Agreement to Take Actions.  Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 7.14.                          No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 7.14 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 7.15.                          Limitation on Parachute Payments.

(a)  In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (x) delivered in full, or (y) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits, and cancellation of accelerated vesting of stock-based compensation and awards. If acceleration of vesting of stock-based compensation and awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.

(b)  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7.15 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company (absent manifest error) for all purposes and may be relied upon by the Company. For purposes of making the calculations required by this Section 7.15, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Employee shall provide to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.15. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.15.

Section 7.16.                          Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

Section 7.17.                          Definitions.  The following definitions apply to this Agreement:

(a)                                 “Accrued Obligations” means (i) Executive’s accrued but unpaid Base Salary through the final date of Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices, (ii) any earned but unpaid Bonus (including full discretionary components thereof, to the extent earned) relating to any fiscal year completed prior to the Termination Date, (iii) Executive’s accrued but unused accrued vacation (in accordance with the Company’s policies), (iv) expenses reimbursable under Section 4.2 incurred on or prior to the Termination Date but not yet reimbursed and (v) any accrued and unpaid amounts due and owing under any Company health plan in which Executive participates, in accordance with the terms of such plan(s).

(b)                                 “Affiliate” means, with respect to a specified entity, any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified entity.

(c)                                  “Business” means the business of manufacturing, providing or marketing (i) software for digital board books or board portals—whether delivered via the Application Service Provider model or as installed software—to desktop PCs, laptops, PDAs, mobile phones and computing devices (or other form of computing or electronic device), and (ii) enterprise collaboration software, products and services of the Company currently under development or developed during the Term.

(d)                                 “Cause” means: (i) Executive commits a material act of dishonesty, deceit, or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Company; (ii) Executive neglects or fails on a recurring basis and in a material respect, to perform Executive’s job duties as defined in Section 2 hereof; (iii) Executive substantially violates any written policy or reasonable expectation of the Company regarding employee behavior or conduct that has been communicated to Executive by the Company or such employee behavior or conduct is outside the remit of Executive’s job description and Executive does not cure such breach within thirty (30) days after written notice from the Company; (iv) Executive is convicted of, or pleads nolo contendere, to (a) any felony, or any misdemeanor involving moral turpitude or (b) any crime or offense involving dishonesty with respect to the Company or (v) Executive materially breaches any provision of this Agreement and does not cure such breach within thirty (30) days after written notice from the Company, except that such cure period shall not apply to any breach by Executive of the Restrictive Covenants.

(e)                                  “Change in Control” means (a) a change in ownership of the Company under clause (i) below or (b) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i)                         Change in the Ownership of the Company.  A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company.  However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company.  An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii)                      Change in the Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the

Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii).  A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph.  For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii)                   Persons Acting as a Group.  For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv)                  Notwithstanding each of clauses (i) through (iii), a Change in Control above shall only be deemed to occur if such transaction constitutes a change in control event under Section 409A of the Code and any Treasury Regulations or other guidance issued thereunder.

(f)                 “Code” means the Internal Revenue Code of 1986, as amended.

(g)                “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, Executive is unable to perform the essential functions of his job, including with a reasonable accommodation, for a period of (i) ninety (90) consecutive days; or (ii) one hundred eighty (180) days during any twelve (12) month period.

(h)               “Disparaging” refers to those remarks, comments or statements that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(i)                   “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in Executive’s Base Salary or target Bonus without Executive’s consent, which consent shall be determined in Executive’s discretion; (3) a material diminution in Executive’s authority, duties or responsibilities; or (4) a material change in the geographic location at which Executive performs services for the Company without Executive’s consent, which consent shall be determined in Executive’s discretion; provided, however, that Executive must notify the Company within 90 days of the occurrence (or within 90 days of learning of the occurrence, whichever is later) of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least 30 days in which to cure the condition.  If Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

DILIGENT BOARD MEMBER SERVICES, INC.

By:	/s/ Greg Petersen
Name:	Greg Petersen
Title:	Executive Vice Chairman

EXECUTIVE

/s/ Brian Stafford
Brian Stafford

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A-1

Form of Award Agreement (RSU Award)

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (the “RSU Agreement”) is entered into on the date set forth in Exhibit A (the “Grant Date”) by and between DILIGENT BOARD MEMBER SERVICES, INC., a Delaware corporation (the “Company”), and BRIAN STAFFORD (the “Awardee”).

WHEREAS, the Company is entering into this RSU Agreement in order to effectuate the Award set forth in the Employment Agreement dated March 31, 2015 between the Company and the Awardee (the “Employment Agreement”) of a restricted share unit award with respect to the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “2013 Plan”) on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Award.  The Company hereby grants the Awardee the number of Restricted Stock Units (each an “RSU,” and collectively the “RSUs”) set forth in Exhibit A.  This Award is made pursuant to and is subject to the terms of the 2013 Plan.  Capitalized terms used but not otherwise defined in this RSU Agreement shall have the meanings as set forth in the 2013 Plan.

2.                                      Vesting.  The Award shall be subject to the vesting conditions set forth in Exhibit A.  Each RSU shall automatically convert into one share of Common Stock on the date that it becomes vested.  Subject to the terms of this Agreement, the Awardee shall forfeit the RSUs to the extent that the Awardee does not satisfy the applicable vesting requirements set forth in Exhibit A.

3.                                      Transfer Restrictions.  Prior to the vesting of any RSUs, the Awardee shall not be deemed to have any ownership or shareholder rights (including, without limitation, voting rights and rights to dividends or dividend equivalents) with respect to such unvested RSUs, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) unvested RSUs.

4.                                      Withholding Taxes.  The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements.  Notwithstanding the foregoing, if so requested by the Awardee, the Company shall, upon conversion of RSUs, provide for such withholding by withholding Common Stock that otherwise would be issued to the Awardee having a Fair Market Value on the date of such conversion that is equal to the amount necessary to satisfy the minimum statutory withholding amount.

5.                                      Awardee Representations.  The Awardee understands that the Awardee (and, subject to Section 4 above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this RSU Agreement.

6.                                      Employment.  Neither this RSU Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

7.                                      Notices.  Notices or communications to be made hereunder shall be in writing and shall be made in accordance with the Employment Agreement.

8.                                      Governing Law.  This RSU Agreement shall be construed under the laws of the State of New York, without regard to conflict of laws principles.

9.                                      Entire Agreement.  This RSU Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this RSU Agreement.  Notwithstanding the foregoing, this RSU Agreement and the Award made hereby shall be subject to the terms of the 2013 Plan.

10.                               Binding Effect.  This RSU Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This RSU Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company.  Any attempted assignment in violation of this Section shall be null and void.

11.                               Amendment.  This RSU Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

12.                               Section 409A.  This RSU Agreement and the RSUs covered hereby are intended to comply with the requirements of the short-term deferral exception under Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this RSU Agreement is ambiguous as to its compliance with the short-term deferral exception or any other provision of Section 409A, the provision shall be read in such a manner so that no payments due under this RSU Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  For purposes of Section 409A, each payment made under this RSU Agreement shall be treated as a separate payment.  Notwithstanding anything contained herein to the contrary, the Awardee shall not be considered to have terminated employment with the Company for purposes of  Exhibit A hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).  In no event shall the Committee, the Board, or the Company (or their respective employees, officers or directors) have any liability to the Awardee (or any other person) due to the failure of an Award to satisfy the requirements of Section 409A.  Although the parties endeavor to have this RSU Agreement comply with the requirements of Section 409A, there is no guarantee that the Awardee will not be subjected to the payment of any tax or interest under Section 409A, and the Awardee shall not have any right to indemnification with respect thereto.

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13.                               Counterparts.  This RSU Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this RSU Agreement or caused their duly authorized officer to execute this RSU Agreement on the date first written above.

DILIGENT BOARD MEMBER SERVICES, INC.

By:
	Name:	Greg Petersen
	Title:	Executive Vice Chairman

AWARDEE

Name: Brian Stafford

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EXHIBIT A

(a).                              Awardee’s Name:  Brian Stafford

(b).                              Grant Date:  March 31, 2015

(c).                               Number of RSUs Granted:  450,000

(d).                              Vesting Dates:  The RSUs shall vest as follows:

(i)  (A) Twenty-five percent (25%) of the RSUs shall become vested on December 31, 2015 and (B) the remaining seventy-five percent (75%) of the RSUs shall become vested in equal installments on each anniversary of the Effective Date, as defined in the Employment Agreement, dated as of March 31, 2015 between the Company and the Awardee, beginning on the second anniversary of the Effective Date, provided that the Awardee is in the employ of the Company, in the case of subclause (A) above, on December 31, 2015 and, in the case of subclause (B) above, on such anniversary of the Effective Date; provided, further, that in the event Awardee’s employment is terminated without Cause (as defined in the Employment Agreement) or the Awardee resigns for Good Reason (as defined in the Employment Agreement), the portion of the RSUs that is not then vested, but would have become vested within 24 months of the date on which such termination of employment occurs, shall become fully vested, and the remainder of the RSUs, if any, shall terminate on the date on which such termination of employment occurs, except as otherwise provided in subsection (d)(ii) below.

(ii)  Notwithstanding the foregoing, in the event that (1) within six (6) months following the date upon which Awardee’s employment is terminated without Cause or the Awardee resigns for Good Reason, the Company consummates a Change in Control, the RSUs, to the extent not fully vested by the date on which such Change in Control occurs, will become vested upon such Change in Control, or (2) the Company consummates a Change in Control and Awardee’s employment is terminated without Cause or the Awardee resigns for Good Reason upon or within six (6) months following the date of such Change in Control, the RSUs, to the extent not fully vested by the date on which such termination of employment occurs, will become vested upon such termination of employment.

          (Initials)

Brian Stafford

          (Initials)

Company Signatory

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EXHIBIT A-2

Form of Award Agreement (Performance—Based Restricted Share Unit Award)

PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Performance Share Unit Award Agreement”) is entered into on the date set forth in Exhibit A (the “Grant Date”) by and between DILIGENT BOARD MEMBER SERVICES, INC., a Delaware corporation (the “Company”), and BRIAN STAFFORD (the “Awardee”).

WHEREAS, the Company is entering into this Performance Share Unit Award Agreement in order to effectuate the Award set forth in the Employment Agreement dated March 31, 2015 between the Company and the Awardee (the “Employment Agreement”) of Restricted Share Units with respect to the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “2013 Plan”) on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Award.  Subject to Section 2 hereof, in the event that the Committee has certified that one or more performance targets set forth in Exhibit A (each, a “Performance Hurdle”) has been achieved (the date of such determination, the “Determination Date”), the Company shall issue and deliver to the Awardee 112,500 shares of Common Stock in respect of each such Performance Hurdle, for a total of 450,000 shares of Common Stock if all Performance Hurdles are achieved (the “Performance Shares”); provided that, subject to Section 2 hereof, the Awardee is in the employ of the Company on such Determination Date.  This Award is made pursuant to and is subject to the terms of the 2013 Plan.  Capitalized terms used but not otherwise defined in this Performance Share Unit Award Agreement shall have the meanings as set forth in the 2013 Plan.

2.                                      Acceleration Upon Change in Control.  In the event that, (a) while the Awardee is employed by the Company or (b) within six (6) months following the date upon which the Awardee’s employment is terminated without Cause (as defined in the Employment Agreement) or the Awardee resigns for Good Reason (as defined in the Employment Agreement), the Company consummates a Change in Control during the Performance Period (as defined in Exhibit A hereto), the Awardee shall be entitled to the number of Performance Shares eligible to be earned under this Performance Share Unit Award Agreement, less any Performance Shares previously delivered.  The Company shall issue and deliver the applicable Performance Shares immediately prior to such Change in Control.  Notwithstanding anything contained herein to the contrary, delivery of Performance Shares to a “specified employee” as defined in Section 409A(a)(2)(B) of the Code shall be deferred until the first business day of the seventh month following such employee’s separation from service with the Company if earlier delivery would cause a violation of Section 409A of the Code.

3.                                      Transfer Restrictions.  Prior to the vesting of any Performance Share Units, the Awardee shall not be deemed to have any ownership or shareholder rights (including, without limitation, voting rights and rights to dividends or dividend equivalents) with respect to such unvested Performance Share Units, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) unvested Performance Share Units.

5.                                      Withholding Taxes.  The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements.  Notwithstanding the foregoing, if so requested by the Awardee, the Company shall, upon conversion of Performance Share Units, provide for such withholding by withholding Common Stock that otherwise would be issued to the Awardee having a Fair Market Value on the date of such conversion that is equal to the amount necessary to satisfy the minimum statutory withholding amount.

6.                                      Awardee Representations.  The Awardee understands that the Awardee (and, subject to Section 5 above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Performance Share Unit Award Agreement.

7.                                      Employment.  Neither this Performance Share Unit Award Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

8.                                      Notices.  Notices or communications to be made hereunder shall be in writing and shall be made in accordance with the Employment Agreement.

9.                                      Governing Law.  This Performance Share Unit Award Agreement shall be construed under the laws of the State of New York, without regard to conflict of laws principles.

10.                               Entire Agreement.  This Performance Share Unit Award Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Performance Share Unit Award Agreement.  Notwithstanding the foregoing, this Performance Share Unit Award Agreement and the Award made hereby shall be subject to the terms of the 2013 Plan.

11.                               Binding Effect.  This Performance Share Unit Award Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Performance Share Unit Award Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company.  Any attempted assignment in violation of this Section shall be null and void.

12.                               Amendment.  This Performance Share Unit Award Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

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13.                               Section 409A.  This Performance Share Unit Award Agreement and the Performance Shares covered hereby are intended to comply with the requirements of the short-term deferral exception under Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this Performance Share Unit Award Agreement is ambiguous as to its compliance with the short-term deferral exception or any other provision of Section 409A, the provision shall be read in such a manner so that no payments due under this Performance Share Unit Award Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  For purposes of Section 409A, each payment made under this Performance Share Unit Award Agreement shall be treated as a separate payment.  Notwithstanding anything contained herein to the contrary, the Awardee shall not be considered to have terminated employment with the Company for purposes of Section 2 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).  In no event shall the Committee, the Board, or the Company (or their respective employees, officers or directors) have any liability to the Awardee (or any other person) due to the failure of an Award to satisfy the requirements of Section 409A.  Although the parties endeavor to have this Performance Share Unit Award Agreement comply with the requirements of Section 409A, there is no guarantee that the Awardee will not be subjected to the payment of any tax or interest under Section 409A, and the Awardee shall not have any right to indemnification with respect thereto.

14.                               Section 162(m): Promptly following the filing of the Company’s Quarterly Report on Form 10-Q, or, in the case of the Company’s fourth fiscal quarter, following the filing of the Company’s Annual Report on Form 10-K, in each case covering fiscal periods ending prior to the sixth anniversary of the Grant Date, the Committee will review and certify in writing whether one or more Performance Hurdles have been achieved.  All payments under this Performance Share Unit Award Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.  This Award shall be construed and administered in a manner consistent with such intent.

15.                               Counterparts.  This Performance Share Unit Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Performance Share Unit Award Agreement or caused their duly authorized officer to execute this Performance Share Unit Award Agreement on the date first written above.

DILIGENT BOARD MEMBER SERVICES, INC.

By:
	Name:	Greg Petersen
	Title:	Executive Vice Chairman

AWARDEE

Name: Brian Stafford

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EXHIBIT A

(a).                              Awardee’s Name:  Brian Stafford

(b).                              Grant Date: March 31, 2015

(c).                               Total Performance Shares available to be earned:  450,000

(d).                              Performance Hurdles:  Each of the Performance Hurdles described below may be achieved only once, but multiple Performance Hurdles may be achieved concurrently (for example, if LTM Revenue (as defined below) is $130 million, and was no more than $105 million in prior measurement periods, the first two Performance Hurdles would be achieved concurrently):

1.              Revenue of the Company for the last twelve completed months prior to the end of its most recently completed fiscal quarter, calculated in accordance with GAAP (“LTM Revenue”), as reflected in its financial statements filed with the Securities and Exchange Commission (“SEC Financials”), is greater than $105 million;

2.              LTM Revenue of the Company as reflected in its SEC Financials is greater than $127.5 million;

3.              LTM Revenue of the Company as reflected in its SEC Financials is greater than $157.5 million; and

4.              LTM Revenue of the Company as reflected in its SEC Financials is greater than $200 million.

Performance Hurdles must be achieved during a measurement period ending prior to the sixth anniversary of the Grant Date (the “Performance Period”).  In each case, LTM Revenue will be adjusted to exclude revenue attributable to businesses acquired after the Effective Date, if any.

          (Initials)

Brian Stafford

          (Initials)

Company Signatory

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EXHIBIT B

Assignment of Invention, Non-Disclosure and Non-Solicitation Agreement

ASSIGNMENT OF INVENTIONS, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

Employee Name: Brian Stafford

In order for Diligent Board Member Services, Inc. and its parent company and direct and indirect subsidiaries and its and their successors and assigns (herein collectively referred to as the “Company”) to maintain a competitive edge, the Company must protect its inventions, discoveries, works of authorship and its proprietary technical and business information.

Therefore, as a condition of employment with the Company, I agree as follows.

DEFINITIONS

1.                                      “Inventions” means any new or useful art, discovery, new contribution, finding or improvement (including without limitation any technology, computer programs, test, concept, idea, apparatus, device, mechanism, equipment, machinery, process, method, composition of matter, formula or technique), whether or not patentable, and all know-how related thereto, that has been made, created, developed, written or conceived by me (i) in the course of my employment, (ii) while employed by the Company and relating to the actual or anticipated business of the Company, or (iii) with the use of the Company’s time, material, proprietary information or facilities.

2.                                      “Works” means any materials for which copyright protection may be obtained, including without limitation literary works (including books, pamphlets, articles and other writings), mask works, artistic works (including designs, graphs, drawings, blueprints and other graphic works), computer programs, compilations, recordings, photographs, motion pictures and other audio-visual works that have been made, created, developed, written or conceived by me (i) in the course of my employment, (ii) while employed by the Company and relating to the actual or anticipated business of the Company, or (iii) with the use of the Company’s time, material, proprietary information or facilities.

3.                                      “Confidential Information” means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the trade secrets or otherwise to the research, development efforts and methodologies, testing, engineering, manufacturing, marketing, sales, finances, operation (including without limitation any processes, formulae, methods, techniques, devices, know-how, manufacturing, processes, customer and prospect lists, sales statistics, tactics and projections, marketing strategies and plans, and personnel information or data), or other non-public information of the Company or of any other party which has entrusted such information to the Company in confidence.

DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND WORKS

4.                                      To the extent that I am aware, I will promptly disclose to the Company in writing, all Inventions and Works which are conceived, made, discovered, written or created by me alone or jointly with someone else on the Company’s time or on my own time, while I have been or continued to be employed by the Company.

5.                                      All Works created by me, alone or with others, are and shall be deemed “works made for hire” under the copyright laws and are and shall be owned by the Company.

6.                                      I hereby assign to the Company all of my rights in all Inventions, and in all Works to the extent such Works may not, by operation of law, be works made for hire.

7.                                      I will give the Company all assistance it reasonably requires to perfect, protect, and use its rights to Inventions and Works. In particular, I will sign all documents, do all things, and supply all information that the Company considers necessary or desirable to transfer or record the transfer of my entire right, title and interest in Inventions and Works; and to enable the Company to obtain patent, copyright, or other legal protection for Inventions and Works. Any out-of-pocket expenses will be paid by the Company.

8.                                      I acknowledge that my work responsibilities may require me to create, develop or work on Inventions on behalf of the Company. To the extent that I am aware, I will immediately communicate to the President of the Company (or such other individual as the President may designate from time to time) a full and complete disclosure of each and every Invention conceived or made by me whether solely or jointly with others (a) while in the employ of the company, whether or not while actually engaged in the Company’s affairs, and (b) within two years subsequent to termination of said employment for any reason.

I agree to assign and transfer to the Company, without any separate remuneration or compensation other than the wages or salary received or compensation paid to me from time to time in the course of my employment by the Company, my entire right, title and interest in and to all Inventions conceived or made by me, together with all United States and foreign patent rights and any other legal protection in and with respect to any and all such Inventions (a) while in the employ of the Company, whether or not while I was actually engaged in the Company’s affairs, or (b) within two years subsequent thereto and as a direct or indirect result of such employment.  Upon request by the Company, I agree to execute and deliver all appropriate patent applications for securing all United States and foreign patents on all such inventions, and to do, execute, and deliver any and all acts and instruments that may be necessary or proper to vest all such inventions and patents in the Company or its designee, and to enable the Company or its designee to obtain all such letters patent. I agree to render to the Company or its designee all such assistance as it may require in the prosecution of all such patent applications and

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applications for the reissue of such patents and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents. I further agree not to contest the validity of any patent, United States or foreign, which is issued to the Company or its designee, on which I made any contribution, or in which I participated in any way, and not to assist any other party in any way in contesting the validity of any such patent. I further agree that the obligations and undertakings stated in this paragraph shall continue beyond the termination of my employment by the Company, but if I shall be called upon to render such assistance after the termination of his employment, I shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

9.                                      As a matter of record, I understand that I may include a complete list of inventions made by me prior to the date of employment by the Company as an appendix to this Agreement. Only those inventions so listed shall be deemed to be excluded from the terms and conditions of this Agreement.

Other than these, I do not claim to own or control rights in any inventions or works subject to copyright and will not assert any such rights against the Company.

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

10.                               I will not disclose or use any of the Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, for a period of two (2) years following my termination of employment with the Company.

11.                               I understand that if I possess any proprietary information of another person or company as a result of prior employment or otherwise, the Company expects and requires that I will honor any and all legal obligations that I have to that person or company with respect to proprietary information, and I will refrain from any unauthorized use or disclosure of such information.

INSIDER TRADING

12.                               I hereby affirm that I am aware of and understand my responsibility to safeguard Confidential Information, and will not use or share such information for securities trading purposes or for any other purpose except to conduct Company business.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  Unauthorized use, disclosure or distribution of this information may result in disciplinary action and could also be illegal and result in criminal and civil penalties.

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RETURN OF COMPANY PROPERTY

13.                               All documents and other tangible property relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). I agree to return all such documents and tangible property to the Company upon termination of employment or at such earlier time as the Company may request me to do.  The Company agrees and acknowledges that Executive came to the Company with personal and business contacts, that those contacts may increase over the course of Executive’s employment, and that Executive is entitled to take his contacts with him (in electronic and/or paper form) upon termination of employment.

NON-SOLICITATION OF ACCOUNTS

14.                               During my employment, and for two (2) years after termination of employment with the Company, I will not solicit, induce, or attempt to induce any past or current customer of the Company whose identities as such were first made known to me or with whom I first had direct contact in the course of my employment (a) to stop doing business with or through the Company, or (b) to do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to or competitive with those provided by the Company.

NON-SOLICITATION OF EMPLOYEES

15.                               During my employment by the Company and (with respect to employment or affiliation involving products or services competitive with those of the Company) for two (2) years thereafter, I shall not, directly or indirectly, induce or attempt to induce any employee of the Company to accept employment or affiliation with another firm or entity of which I am an employee, owner, partner or consultant.

SEVERABILITY

16.                               If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision should be considered to be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

GOVERNING LAW

17.                               This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the United States of America and of the State of New York, without reference to the choice of law rules of New York.

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BURDEN AND BENEFIT

18.                               The Company may assign its rights and delegate its duties and obligations under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assigns of the company.

NO EFFECT ON TERM OF EMPLOYMENT; TERM

19.                               Nothing in this Agreement prevents or limits my right to terminate my employment (or give notice, as required) at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment (or give notice, as required) at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company. I acknowledge and agree that the terms and conditions hereof memorialize the agreement that has governed my employment by the Company since I was first employed by the Company, whether as an employee or independent contractor.

20.                               I agree that injunctive or other equitable relief would be necessary to remedy any breach of my duties or obligations under this Agreement, and I waive the posting of a bond by the Company in connection with such relief.

ENTIRE AGREEMENT

21.                               I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

AGREED:

Diligent Board Member Services, Inc.		Employee:

By:		By:
Name:	Greg Petersen	Name:	Brian Stafford
Title:	Executive Vice Chairman	Date:	March 31, 2015

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